Exhibit 5.1

December 14, 2021	48011.00001

Ampio Pharmaceuticals
373 Inverness Parkway, Suite 200
Englewood, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated December 13, 2021 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-237723) originally filed with the Commission under the Act on April 16, 2020, as amended by Amendment No. 1 thereto filed with the Commission under the Act on April 30, 2020 (as amended, the “Registration Statement”), and the related prospectus, dated May 6, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of: (1) 25,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (2) warrants to purchase up to an aggregate of 15,000,000 shares of Common Stock (the “Warrants”), and (3) up to 15,000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares and the Warrants are being sold to certain institutional investors named in, and pursuant to, a securities purchase agreement, dated as of December 13, 2021, among the Company and such investors (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Securities Purchase Agreement, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Securities Purchase Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with its terms and that it has not been amended or terminated orally or in writing; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Shares, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be

December 14, 2021

validly issued, fully paid and nonassessable, (ii) the Warrants, when issued and sold against payment therefor in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings